Exhibit 4.2

SOVRAN ACQUISITION LIMITED PARTNERSHIP,

Issuer,

SOVRAN SELF STORAGE, INC.,

Parent Guarantor,

and

Wells Fargo Bank, National Association,

Trustee

First Supplemental Indenture

Dated as of June 20, 2016

To

Indenture

Dated as of June 20, 2016

3.500% SENIOR NOTES DUE 2026

FIRST SUPPLEMENTAL INDENTURE, dated as of June 20, 2016 (the “First Supplemental Indenture”), among SOVRAN ACQUISITION LIMITED PARTNERSHIP, a limited partnership formed under the laws of Delaware (the “Issuer”), SOVRAN SELF STORAGE, INC., a corporation formed under the laws of Maryland and the sole owner of Sovran Holdings, Inc., the general partner of the Issuer and a limited partner of the Issuer (the “Parent Guarantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

RECITALS OF THE ISSUER AND THE PARENT GUARANTOR

WHEREAS, the Issuer, the Parent Guarantor and the Trustee are parties to an Indenture dated as of June 20, 2016 (the “Base Indenture,” and together with this First Supplemental Indenture, the “Indenture”) relating to the issuance from time to time by the Issuer of its Securities on terms to be specified at the time of issuance;

WHEREAS, the Issuer proposes to create under the Base Indenture a new series of Securities;

WHEREAS, Section 301 of the Base Indenture provides that the Issuer, the Parent Guarantor and the Trustee may enter into supplemental indentures prior to the issuance of a new series of Securities to create such series of Securities and set forth the terms of such series of Securities; and

WHEREAS, the consent of Holders to the execution and delivery of this First Supplemental Indenture is not required and all the conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, in consideration of the premises and the purchase of Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or series thereof (as determined by reference to principal amount, plus accrued but unpaid Interest, of the Securities held by such Holders), as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1 Relation to Indenture. This First Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.2 Definitions. For all purposes of this First Supplemental Indenture, except for terms defined herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and plural forms of the terms set forth below:

“Acquired Debt” means Debt of a Person (i) existing at the time such Person is merged or consolidated with or into the Issuer or any of its Subsidiaries or becomes a Subsidiary of the Issuer; or (ii) assumed by the Issuer or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Issuer or any of its Subsidiaries or becomes a Subsidiary of the Issuer or the date of the related acquisition, as the case may be.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to Maturity (computed on the third Business Day immediately preceding the Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Annual Debt Service Charge” means, for any period, the interest expense of the Issuer and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication (1) all amortization of debt discount and premium; (2) all accrued interest; (3) all capitalized interest; and (4) the interest component of capitalized lease obligations, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) amortization of deferred financing costs, (iii) prepayment penalties, (iv) swap ineffectiveness charges and (v) any expense resulting from the discounting of any indebtedness in connection with the application of purchase accounting in connection with any acquisition.

“Business Day” means, with respect to any Note, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed, calculated as if the maturity date of such Notes were the Par Call Date (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 P.M. on the third Business Day preceding any deposit of redemption funds with the Trustee, as set forth on “Reuters Page 500” (or such other page as may replace Reuters Page 500), or (2) if such page (or any successor page) is not displayed or does not contain such bid prices at such time, the average of the Reference Treasury Dealer Quotations obtained by the Quotation Agent for such Redemption Date.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Issuer and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(i) interest expense on Debt;

(ii) provision for taxes;

(iii) amortization of debt discount, premium and deferred financing costs;

(iv) the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP;

(v) losses and gains on sales or other dispositions of properties and other investments, property valuation losses and impairment charges;

(vi) depreciation and amortization;

(vii) gains or losses on early extinguishment of debt;

(viii) all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed);

(ix) the effect of any non-recurring or other unusual non-cash items, as may be determined by us in good faith; and

(x) amortization of deferred charges;

all determined on a consolidated basis in accordance with GAAP. Consolidated Income Available for Debt Service will be adjusted, without duplication, to give pro forma effect in the case of any assets having been placed in service or removed from service from the beginning of the period to the date of determination, to include or exclude, as the case may be, any Consolidated Income Available for Debt Service earned or eliminated as a result of the placement of the assets in service or removal of the assets from service as if the placement of the assets in service or removal of the assets from service occurred at the beginning of the period.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Issuer and its Subsidiaries for such period, excluding, without duplication:

(i) extraordinary items; and

(ii) the portion of net income (but not losses) of the Issuer and its Subsidiaries allocable to noncontrolling interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Issuer or one of its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Debt” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (without duplication):

(i)	indebtedness for borrowed money evidenced by bonds, notes, debentures or similar instruments;

(ii)	indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of directors of the Parent Guarantor, or a duly authorized committee thereof) of the property subject to such Lien;

(iii)	reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance (other than letters of credit issued to provide credit enhancement or support with respect to other of such Person’s or such Person’s Subsidiaries’ indebtedness otherwise reflected as Debt under this definition) or unconditional obligations to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such purchase price that constitutes an accrued expense or trade payable; or

(iv)	any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a capitalized lease in accordance with GAAP,

in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on such Person’s balance sheet in accordance with GAAP; provided, however, that the term “Debt” will (1) include, to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business) Debt of the types referred to above of another Person other than obligations to be liable for the Debt of another Person solely as a result of non-recourse carveouts (it being understood that Debt shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee or otherwise become liable in respect thereof) and (2) exclude any such indebtedness (or obligation referenced in clause (1) above) that has been the subject of an “in substance” defeasance in accordance with GAAP and Intercompany Debt that is subordinate in right of payment to the Notes (or an obligation to be liable for, or to pay, Intercompany Debt that is subordinate in right of payment to the Notes referenced in clause (1) above).

“GAAP” means generally accepted accounting principles in the United States of America in effect as of the issue date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Intercompany Debt” means, as of any date, indebtedness and liabilities for borrowed money, secured or unsecured, to which the only parties are the Issuer, the Parent Guarantor or any Subsidiary of either of them as of that date.

“Lien” means any lien (statutory or other), mortgage, deed of trust, deed to secure Debt, pledge, security interest, assignment for collateral purposes, deposit arrangement, encumbrance or preference, priority, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“LifeStorage Acquisition” means the acquisition of LifeStorage, LP by the Issuer pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, by and among LifeStorage, LP, the Issuer, Solar Lunar Sub, LLC, and Fortis Advisors LLC, as Sellers’ Representative dated as of May 18, 2016.

“Quotation Agent” means an independent investment banking institution of national standing appointed by the Issuer from time to time.

“Par Call Date” means April 1, 2026 (the date that is 90 days prior to the Maturity Date).

“Reference Treasury Dealer” means each of (1) Wells Fargo Securities, LLC or its affiliate which is a Primary Treasury Dealer (as defined below) and its successor, and (2) any other Primary Treasury Dealer selected by the Issuer; provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), the Issuer will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding any deposit of redemption funds with the Trustee.

“Special Mandatory Redemption Date” means the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the transmission of a notice of special mandatory redemption.

“Subsidiary” means a corporation, partnership, association, joint venture, trust, limited liability company or other business entity which is required to be consolidated with the Issuer in accordance with GAAP.

“Total Assets” means the sum of, without duplication: (i) Undepreciated Real Estate Assets and (ii) all other assets (excluding accounts receivable and non-real estate intangible assets) of the Issuer and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means, as of any date, the sum of, without duplication (i) Undepreciated Real Estate Assets that are not subject to a Lien securing Debt; and (ii) all other assets (excluding accounts receivable and non-real estate intangible assets) of the Issuer and its Subsidiaries that are not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of Section 3.4, all investments by the Issuer and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original acquisition cost plus capital improvements) of real estate assets and related intangibles of the Issuer and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Debt of the Issuer or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Issuer or any of its Subsidiaries.

ARTICLE II

THE SECURITIES

There is established a series of Securities pursuant to the Base Indenture with the following terms:

Section 2.1 Title of the Securities. The series of Securities established under this First Supplemental Indenture shall be designated as the “3.500% Senior Notes due 2026” (the “Notes”).

Section 2.2 Aggregate Principal Amount. The Notes initially will be issued in an aggregate principal amount of $600,000,000 (not including the Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 304, 305 or 306 of the Base Indenture); provided that the Issuer may, without the consent of Holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the issue date, issue price, the first payment date (if applicable) and payment of Interest accruing prior to the issue date of the additional Notes, which additional Notes will constitute a single series of Securities under the Indenture.

Section 2.3 Maturity Date. The date on which the principal on the Notes is payable is July 1, 2026, subject to the provisions of the Indenture relating to acceleration (the “Maturity Date”).

Section 2.4 Ranking. The Notes and the Guarantee of the Parent Guarantor will be the Issuer’s and the Parent Guarantor’s senior unsecured obligations and will rank equally in right of payment with all of such entities’ existing and future senior unsecured indebtedness. The Notes and the Guarantee, however, will be effectively subordinated to all of the Issuer’s and Parent Guarantor’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness).

Section 2.5 Additional Notes. The Notes will initially be limited to an aggregate principal amount of $600,000,000. The Issuer may from time to time, without notice to or consent of existing Holders of the Notes, create and issue additional Securities having the same terms and conditions as the Notes in all respects, except for the issue date and, under certain circumstances, the issue price, Interest accrued prior to the issue date and first payment of Interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes, provided, however, that such additional notes may not be fungible with the previously outstanding notes for U.S. federal income tax purposes, in which case the additional notes would have a different CUSIP number than the Notes offered hereby.

Section 2.6 Interest. The Notes will bear Interest from, and including, June 20, 2016, or from, and including, the most recent Interest Payment Date to which Interest has been paid or duly provided for, to, but excluding, the applicable Interest Payment Date or Maturity Date of the Notes, as applicable, at a rate of 3.500% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 2017. The Issuer will pay Interest to the Person in whose name a Note is registered at the close of business on December 15 or June 15 (whether or not a Business Day) next preceding the Interest Payment Date. The Issuer will compute interest on the basis of a 360-day year consisting of twelve 30-day months. If any Interest Payment Date or Maturity Date falls on a day that is not a Business Day, the required payment of principal or interest will be made on the next succeeding Business Day as if made on the date on which such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

Section 2.7 Place of Payment for Principal and Interest. The principal and Interest on the Notes will be payable at the office or agency of the Issuer maintained for that purpose, pursuant to the Base Indenture, in the City of New York, which initially shall be the Corporate Trust Office; provided, however, that at the option of the Issuer, such payment of principal, or Interest may be made by check mailed to the Person entitled thereto as provided in the Base Indenture.

Section 2.8 Defeasance and Waiver of Covenants. The Notes shall be subject to defeasance under Sections 402 and 403 of the Base Indenture, and Sections 3.1, 3.2, 3.3 and 3.4 hereof are subject to covenant defeasance under Section 403 of the Base Indenture as permitted pursuant to Section 401 of the Base Indenture and subject to waiver under Section 1008 of the Base Indenture.

Section 2.9 Sinking Fund. The Notes shall not have the benefit of any sinking fund.

Section 2.10 Form and Dating.

(a) The Notes shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

(b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture, and the Issuer, the Parent Guarantor and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Notes conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall govern and be controlling.

(c) The Notes will be issued in the form of a fully-registered global security (the “Global Security”). The Depository Trust Company shall serve as the depository (the “Depositary”) for the Global Security. The Global Security will be deposited with, or on behalf of, the Depositary and registered, at the request of the Depositary, in the name of Cede & Co. Except as set forth below, the Global Security may be transferred, in whole and not in part, only by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. If (i) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuer within 90 calendar days after receipt of such notice from the Depositary; (ii) the Depositary ceases to be a clearing agency registered under the Exchange Act and the Issuer does not appoint a successor depositary within 90 calendar days of becoming aware that the Depositary has ceased to be registered as a clearing agency; (iii) the Issuer, in its sole discretion, determines that the Notes will be exchangeable for definitive securities in registered form and notifies the Trustee of its decision; or (iv) an Event of Default with respect to the Notes represented by the Global Security has occurred and is continuing, then in each case the Issuer may issue Notes in certificated form in exchange for the Global Security. In each of these instances, an owner of an interest in the Global Security would be entitled to physical delivery of such Notes in certificated form. Notes so issued in certificated form will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only.

Section 2.11 Optional Redemption.

(a) The Issuer may redeem the Notes at its option and sole discretion, at any time or from time to time prior to the Par Call Date, in whole or in part, at a Redemption Price equal to the greater of (i)100% of the principal amount of the Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and Interest thereon that would be due if such Notes matured on the Par Call Date but for the redemption thereof (not including any portion of such payments of Interest accrued as of the Redemption Date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate) plus 30 basis points, plus, in each case, accrued and unpaid Interest thereon to, but not including, the applicable Redemption Date; provided, however, that if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Issuer will pay the full amount of accrued and unpaid Interest, if any, on such Interest Payment Date to the Holder of record of the Notes at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption). Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the Redemption Price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid Interest thereon to, but not including, the applicable Redemption Date.

(b) If any Redemption Date falls on a day that is not a Business Day, the required payment of the Redemption Price will be made on the next succeeding Business Day as if made on the date on which such payment was due, and no interest will accrue on such payment for the period from and after such Redemption Date, as the case may be, to the date of such payment on the next succeeding Business Day.

(c) If the Issuer elects to redeem the Notes in part, the Trustee will select the Notes to be redeemed (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) on a pro rata basis or such other method it deems fair and appropriate and in accordance with the applicable procedures of the Depositary.

(d) The Issuer will not redeem the Notes pursuant to this Section 2.11 on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date.

(e) Notice of redemption pursuant to this Section 2.11(d) hereof shall be given in the manner provided in Sections 106 and 1104 of the Base Indenture not later than 15 days and not earlier than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed.

Section 2.12 Special Mandatory Redemption of the Notes.

(a) If the LifeStorage Acquisition has not been completed by December 15, 2016 (or such later date to which the Merger Agreement may be extended by agreement between the parties of the Merger Agreement) or if, prior to such date, the Merger Agreement is terminated, then the Issuer shall redeem all of the Notes on the Special Mandatory Redemption Date at a Redemption Price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid Interest from the date of initial issuance, or the most recent date to which Interest has been paid or provided for, whichever is later, to, but excluding, the Special Mandatory Redemption Date.

(b) If the Redemption Date falls on a day that is not a Business Day, the required payment of the Redemption Price will be made on the next succeeding Business Day as if made on the date on which such payment was due, and no interest will accrue on such payment for the period from and after such Redemption Date, as the case may be, to the date of such payment on the next succeeding Business Day.

(c) The Issuer shall cause notice of a special mandatory redemption to be transmitted to each Holder of the Notes in the manner provided in Sections 106 and 1104 of the Base Indenture, with a copy to the Trustee, no later than 60 days after the occurrence of the event triggering the special mandatory redemption.

Section 2.13 Payment of Notes Called for Redemption by the Issuer. If notice of redemption has been given as provided in Sections 106 and 1104 of the Base Indenture, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Issuer shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then on and after such date: (a) such Notes will cease to be Outstanding on and after the Redemption Date, (b) Interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) all rights of the Holders of the Notes shall cease with respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

Section 2.14 Nonconvertible. The Notes shall not be convertible or exchangeable for any other security or property.

Section 2.15 Parent Guarantor. The Notes shall be Guaranteed by the Parent Guarantor in accordance with Article Fourteen of the Base Indenture.

ARTICLE III

ADDITIONAL COVENANTS

In addition to the covenants set forth in the Base Indenture, the Issuer hereby further covenants as follows:

Section 3.1 Limitation on Total Outstanding Debt. The Issuer shall not, and shall not permit any Subsidiary to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of the following (without duplication): (1) Total Assets of the Issuer and its Subsidiaries as of the last day of the then most recently ended fiscal quarter for which financial statements are available and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Issuer or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

Section 3.2 Secured Debt Test. The Issuer shall not, and shall not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of its or any of its Subsidiaries’ property or assets, whether owned on the date of this First Supplemental Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) which is secured by a Lien on any of the Issuer’s or any of its Subsidiaries’ property or assets is greater than 40% of the sum of the following (without duplication): (1) Total Assets of the Issuer and its Subsidiaries as of the last day of the then most recently ended fiscal quarter for which financial statements are available; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Issuer or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

Section 3.3 Debt Service Test.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended, for which financial statements are available, prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions: (1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Issuer or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period; (2) the repayment or retirement of any other Debt of the Issuer or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and (3) in the case of any acquisition or disposition by the Issuer or any of its Subsidiaries since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(b) If the Debt giving rise to the need to make the calculation described in Section 3.3(a) or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period.

(c) For purposes of this Section 3.3, Debt will be deemed to be incurred by the Issuer or any of its Subsidiaries whenever the Issuer or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

Section 3.4 Maintenance of Total Unencumbered Assets. The Issuer shall not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of its and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1 Trustee. The Trustee is appointed as the paying agent, transfer agent and registrar of the Notes and for the purposes of Section 1002 of the Base Indenture.

Section 4.2 Ratification of Base Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture continues in full force and effect and is in all respects confirmed and preserved, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this First Supplemental Indenture and the Base Indenture, the language of this First Supplemental Indenture shall control.

Section 4.3 No Representation by Trustee. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 4.4 Separability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.5 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.6 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

SOVRAN ACQUISITION LIMITED PARTNERSHIP, as Issuer

By: SOVRAN HOLDINGS, INC., as general partner

		By:	/s/ Andrew J. Gregoire
			Name:	Andrew J. Gregoire
			Title:	Chief Financial Officer

SOVRAN SELF STORAGE, INC., as Parent Guarantor

By:	/s/ Andrew J. Gregoire
	Name:	Andrew J. Gregoire
	Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin G. Reed
	Name:	Martin G. Reed
	Title:	Vice President

[Signature Page to the First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

[Face of Note]

CUSIP # 84610W AB1

ISIN US84610WAB19

3.500% Senior Note due 2026

No. [ ]	$[ ]

SOVRAN ACQUISITION LIMITED PARTNERSHIP

promises to pay to CEDE & CO. or its registered assigns, the principal sum of [    ] Dollars on July 1, 2026.

Interest Payment Dates: January 1 and July 1

Record Dates: December 15 or June 15

Dated: June 20, 2016

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

IN WITNESS WHEREOF, Sovran Acquisition Limited Partnership has caused this instrument to be duly executed as of the day and year first written above.

SOVRAN ACQUISITION LIMITED PARTNERSHIP

By:	SOVRAN HOLDINGS, INC.,
as General Partner

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Signature Page to Note]

[Back of Note]

3.500% Senior Notes due 2026

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. The Notes will bear interest from, and including, June 20, 2016, or from, and including, the most recent interest payment date to which interest has been paid or duly provided for, to, but excluding, the applicable interest payment date or Maturity Date of the Notes, as applicable, at a rate of 3.500% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 2017. The Issuer will pay interest to the Person in whose name a Note is registered at the close of business on December 15 or June 15 next preceding the interest payment date. The Issuer will compute interest on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or Maturity Date falls on a day that is not a Business Day, the required payment of principal or interest will be made on the next succeeding Business Day as if made on the date on which such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

(2) Place of Payment for Principal and Interest. The principal of and interest on the Notes will be payable at the office or agency of the Issuer maintained for that purpose, pursuant to the Indenture, in the City of New York, which initially shall be the corporate trust office of the Trustee; provided, however, that at the option of the Issuer, such payment of principal or interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

(3) Paying Agent and Security Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Security Registrar. The Issuer may change any Paying Agent or Security Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

(4) Sinking Funds. The Notes are not subject to repayment at the option of the Holder thereof. In addition, the Notes are not entitled to the benefit of, and are not subject to, any sinking fund.

(5) Indenture. The Issuer issued the Notes under an indenture, dated as of June 20, 2016 (the “Base Indenture”), as amended by the First Supplemental Indenture, dated as of June 20, 2016 (the “First Supplemental Indenture,” and together with the Base Indenture, and as the Base Indenture and the First Supplemental Indenture may be further amended and supplemented from time to time, the “Indenture”), among the Issuer, the Guarantor named therein and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuer.

(6) Redemption. The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 2.11 of the First Supplemental Indenture and shall redeem the Notes under certain circumstances as set forth in Section 2.12 of the First Supplemental Indenture.

(7) Payment of Notes Called For Redemption. If notice of redemption has been given as provided in Sections 106 and 1104 of the Base Indenture, and unless the Issuer shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then on and after such date: (a) such Notes will cease to be Outstanding on and after the Redemption Date, (b) Interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) all rights of the Holders of the Notes shall cease with respect of such Notes except the right to receive the Redemption Price thereof.

(8) Denominations, Transfer and Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. The Issuer shall not be required (i) to issue, register the transfer of or exchange the Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of the Notes selected for redemption under Section 1104 of the Base Indenture and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Notes so selected for redemption as a whole or in part, except the unredeemed portion of any Notes being redeemed in part.

(9) Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Issuer, the Guarantor, the Trustee for such Note and any agent of the Issuer, the Guarantor or such Trustee may treat the Person in whose name any such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 307 of the Base Indenture) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Guarantor, such Trustee or any agent of the Issuer, the Guarantor or such Trustee shall be affected by notice to the contrary.

None of the Issuer, the Guarantor, the Trustee, any Paying Agent or the Security Registrar shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(10) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Guarantee or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding affected by such amendment or supplemental indenture voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Guarantee or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then Outstanding Notes affected thereby voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Guarantee or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption to a successor of the Issuer’s or Guarantor’s obligations to Holders of Notes; add additional Guarantees with respect to the Notes; secure the Notes; to make any other change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or to comply with requirements of the Trust Indenture Act or to maintain the qualification of the Indenture under the Trust Indenture Act.

(11) Defaults and Remedies. If an Event of Default (other than an Event of Default specified in Sections 501(6) or 501(7) of the Base Indenture) occurs and is continuing, the entire principal amount and accrued interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Sections 501(6) or 501(7) of the Base Indenture occurs, the principal amount and accrued interest on all the Notes shall be immediately and automatically due and payable without any declaration or other act by the Trustee or any Holder.

(12) No Recourse Against Others. No past, present or future individual incorporator, limited partner, shareholder, trustee, director, officer or employee, of the Issuer, any Guarantor or of any successor entity to the Issuer or the Guarantor will have any liability for any obligations of the Issuer and the Guarantor under the Notes or the Indenture based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the Notes.

(13) Authentication. No Note shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such Note the certificate of authentication manually executed by the Trustee for such Note or on its behalf pursuant to Section 614 of the Base Indenture, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

(14) CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use) or other identifying numbers (“Identifying Numbers”) and, if so, the Trustee shall use such Identifying Numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such Identifying Numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identifying numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the Identifying Numbers.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Sovran Acquisition Limited Partnership

c/o Sovran Self Storage, Inc.

6467 Main Street

Williamsville, New York 14221

Attention: Andrew J. Gregoire, Chief Financial Officer

FORM OF NOTATION OF GUARANTEE

For value received, the Guarantor (which term includes any successor Person under the Indenture hereinafter referred to) has unconditionally guaranteed to the extent set forth in, and subject to the provisions of, an indenture dated as of June 20, 2016 (the “Base Indenture”), as amended by the First Supplemental Indenture, dated as of June 20, 2016 (the “First Supplemental Indenture” and, together with the Base Indenture, and as the Base Indenture and the First Supplemental Indenture may be further amended and supplemented from time to time, the “Indenture”) among Sovran Acquisition Limited Partnership (the “Issuer”), the Guarantor named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”), providing for the issuance of 3.500% Senior Notes due 2026, the due and punctual payment of the principal of and interest on the Notes to which this notation is affixed and all other amounts due and payable under the Indenture and the Notes to which this notation is affixed by the Issuer.

The obligations of such Guarantor to the Holders of Notes to which this notation is affixed and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Fourteen of the Base Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

SOVRAN SELF STORAGE INC.

By:
Name:
Title:

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:	(Insert assignee’s legal name)

(Insert assignee’s Soc. Sec. or Tax I.D. No.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                        to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL SECURITY

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following Such Decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian